Exhibit 21

SUBSIDIARIES OF CONAGRA FOODS, INC.
ConAgra Foods, Inc. is the parent corporation owning, directly or indirectly, 100% of the voting securities (unless otherwise noted) of the following subsidiaries principally engaged in the production and distribution of food products (unless otherwise noted) as of May 26, 2013:

Subsidiary	Jurisdiction of Formation
American Italian Pasta Company	Delaware
Bremner Food Group, Inc.	Nevada
BFG Canada Limited	Canada
ConAgra Foods Canada, Inc. / Aliments ConAgra Canada, Inc. (owns 100% of one Canadian corporation)	Canada
ConAgra Foods Enterprise Services, Inc.	Delaware
ConAgra Foods Export Company, Inc.	Delaware
ConAgra Foods Food Ingredients Company, Inc.	Delaware
ConAgra Foods Lamb Weston, Inc. (owns 100% of one domestic corporation, 100% of one domestic limited liability company, 82% of one domestic limited liability company, 49.99% of one domestic limited liability company and 36% of one domestic limited liability company)
Delaware
ConAgra Foods Packaged Foods, LLC	Delaware
ConAgra Foods RDM, Inc. (owns 100% of one foreign entity)	Delaware
ConAgra Foods Sales, Inc.	Delaware
ConAgra Grocery Products Company, LLC (owns 100% of three domestic corporations, 77% of one domestic corporation, 50% of one foreign entity, and 1% or less of four foreign entities)	Delaware
ConAgra International, Inc. (owns 100% of three foreign entities, 98% of one foreign entity, 66% of one foreign entity, 54% of one foreign entity, 34% of one foreign entity, 23% of one domestic corporation, and less than 1% of three foreign entities)
Delaware
ConAgra Limited/ConAgra Limitée (owns 100% of one Canadian corporation)	Canada
Cottage Bakery, Inc.	California
IAPC Holdings B.V.	Netherlands

Gelit S.r.l.	Italy
Lamb Weston Sales, Inc.	Delaware
Linette Quality Chocolates, Inc.	Georgia
Lovin Oven, LLC	California
Mattnick Insurance Company	Missouri
Medallion Foods, Inc.	Arkansas
Nutcracker Brands, Inc.	Delaware
Pasta Lensi, S.r.l.	Italy
Petri Baking Products, Inc.	Delaware
Ralcorp Holdings, Inc.	Delaware
Ralcorp Frozen Bakery Products, Inc.	Missouri
RH Financial Corporation	Nevada
The Carriage House Companies, Inc.	Delaware
Western Waffles Corp.	Canada
0808414 B.C. Limited	Canada

The corporations listed above are included in the consolidated financial statements, which are a part of this report.